Exhibit 10.6B

SECOND AMENDMENT to LEASE AGREEMENT DATED

DECEMBER 31, 2001

[Canopy Properties, Inc. / Altiris, Inc.]

This SECOND ADMENTMENT is entered into as of the thirty-first (31st) day of March, 2003 between Canopy Properties, Inc. (“Landlord”) and Altiris, Inc. (“Tenant”).

Whereas Landlord and Tenant entered into a Lease dated December 31, 2001, first amended 12 September 2002 for the purpose of increasing the premises. Landlord and Tenant hereby agree to further amend the Lease as follows:

1.1 Effective April 4, 2003, or upon later completion of mutually agreed to Tenant Improvements (generally outlined in the attached Exhibit A), or upon occupancy by Tenant should that occur first, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 7,212 rentable square feet of additional space (Additional Premises, Phase 1) identified as Suite 220, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 55,036 rentable square feet.

1.2 These Additional Premises, Phase I, shall be leased at the rate of $17.50 per rentable square foot, operating expenses as outlined in Paragraph 29 of the Lease included, escalating at the Wall Street Journal published CPI rate each year of the term.

1.3 Upon this effective date, the total annual rent for the Premises shall be increased by $126,210.00 to $1,034,146.73, for a net monthly increase of $10,517.50.

1.4 Tenant’s percentage share of operating cost at this effective date will be increased from 54.27% to 62.45%.

2.1 Effective the earlier of: (i) January l, 2004, or (ii) upon completion of mutually agreed to Tenant Improvements (generally outlined in the attached Exhibit B), or (iii) upon occupancy by Tenant should that occur first, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 7,200 rentable square feet of additional space (Additional Premises, Phase 2) identified as Suite 200, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 62,236 rentable square feet.

2.2 Those Additional Premises, Phase 2 shall be leased at the rate of $17.50 per rentable square foot, operating expenses as outlined in Paragraph 29 of the Lease included, escalating at the Wall Street Journal published CPI rate each year of the term.

2.3 Upon this effective date, the total annual rent for the Premises shall be adjusted by $126,000.00 to $1,160,146.73, for a net monthly increase of $10,500.00.

2.4 Tenant’s percentage share of operating cost at this effective date will be increased from 62.45% to 70.62%.

All other terms, conditions and provisions of said Lease, including the ending date of the initial term of the Lease, shall remain in full force and effect.

LANDLORD:		TENANT:
Canopy Properties, Inc.		Altiris, Inc.

By:	/s/ BOYD WORTHINGTON	By:	/s/ STEPHEN C. ERICKSON
Its:	VP, Real Estate Development	Its:	VP & Chief Financial Officer

Exhibit A

Second Amendment Tenant Improvements, Phase 1

Expansion Phase 1 Tenant Improvements included in this Lease Amendment are understood to include the following, as shown on the accompanying space plan:

1. The existing space, which includes (5) finished offices, one (1) conference room, one (1) finished server room (to be used as a storage room), and the balance of the Lease space finished in open office condition.

2. Installation of a finished “demising wall” between the Lease space and the adjacent future lease space (Phase 2).

3. Existing general power distribution for open office cubicle connections to 48 cubicles and two copy/print stations, providing an average of one (1) 20 amp circuit to every three (3) cubicles.

4. Installation by Landlord of seven foot temporary furniture partitions from the “Server Room” to the main suite entry, and from the West “demising wall” to the existing offices on the west side of the future lease space, just past the west stairwell, separating that future lease space (Phase 2) open area from the Premises.

5. It is agreed that furniture and tele/data cabling for the space will be provided at Tenant’s expense.

6. It is further agreed that the cost of all additional tenant improvements, i.e. all improvements added to the existing space, shall be equally shared by the Landlord and the Tenant. Landlord will take every reasonable measure to minimize the cost of Tenant Improvements.

Exhibit B

Second Amendment Tenant Improvements, Phase 2

Expansion Phase 2 Tenant Improvements included in this Lease Amendment are understood to include the following, as shown on the accompanying proposed space plan:

1. The existing space, which includes three (3) finished offices, and the balance of the Lease space finished in open office condition.

2. Existing general power distribution for open office cubicle connections to 30 cubicles and one copy/print station, providing an average of one (1) 20 amp circuit to every three (3) cubicles.

3. Construction of sheetrock walls, hollow metal door frames with sidelites, doors and hardware to create up to seven (7) windowed offices, up to eight (8) interior offices, and if desired, one (1) conference room, and one (1) lab room, all similar to the existing offices in the space. Also included will be one (1) storage room with hollow metal door frame, door and hardware.

4. Relocation of light fixtures as required to provide suitable lighting to the rooms to be constructed in item 3 above, including separate switching, comparable to the existing finished rooms.

5. Two (2) power outlets in each office, providing an average of one (1) 20 amp circuit to every three offices, four power outlets sharing one (1) 20 amp circuit in the conference room, and up to ten (10) power outlets of one (1) 20 amp circuit each in the lab. Up to four (4) additional “convenience” power outlets on the open office side of new rooms to meet local building code requirements.

6. Modification of the HVAC system to provide HVAC service consistent with the remainder of the building.

7. Additional fire sprinkler heads as required to meet local building code requirements.

8. It is agreed that furniture and tele/data cabling for the space will be provided at Tenant’s expense.

9. It is further agreed that the cost of all additional tenant improvements, i.e. all improvements in items 3-7 above added to the existing space, shall be equally shared by the Landlord and the Tenant. Landlord will take every reasonable measure to minimize the cost of Tenant Improvements.